Exhibit 6.25

JOINT DEVELOPMENT AGREEMENT

This agreement (herein “AGREEMENT”), which shall go into effect on the date last executed by a party (herein “EFFECTIVE DATE”), is between:

ENERGY EXPLORATION TECHNOLOGIES, INC., a company organized and existing under the laws of the State of Puerto Rico, and having a principal place of business at 1624 Headway Circle, Austin Texas, 78754 (herein “EnergyX”),

and

DUPONT SPECIALTY PRODUCTS USA, LLC (herein “DSP”) and DUPONT SAFETY & CONSTRUCTION, INC. (herein “DSC”), entities organized and existing under the laws of the State of Delaware, U.S.A., and having a principal place of business at Chestnut Run Plaza, 974 Centre Road, Wilmington, Delaware 19805, U.S.A. (individually and collectively herein “DUPONT”)

(collectively the “Parties” and each a “Party”).

RECITALS

WHEREAS, DUPONT and its AFFILIATES have expertise and intellectual property relating to the design and manufacture of materials and membranes, including, but not limited to, aramid-containing materials and membranes containing such materials;

WHEREAS, ENERGYX has expertise and intellectual property relating to (i) the design and manufacture of metal organic frameworks and solid-state batteries, and (ii) the processing of electrolytes.

WHEREAS, DUPONT and ENERGYX desire to collaborate on developments relating to membranes containing metal organic frameworks provided by ENERGYX, solid electrolyte membranes for lithium-ion batteries, and selective filtration and ion conducting membranes.

NOW THEREFORE, in consideration of the mutual understandings and obligations herein set forth, the Parties agree as follows.

ARTICLE 1. DEFINITIONS

1.1 DEFINITIONS. For purposes of this AGREEMENT, the following definitions shall apply (such definitions to be equally applicable to both the singular and plural forms of the terms defined).

(A)

“AFFILIATES” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person so long as such relationship of power exists, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise, and shall be presumed to exist where such other Person owns fifty percent (50%) or more of such voting securities or other ownership interests; and the terms “controlling” and “controlled” shall have correlative meanings.

(B)

“BACKGROUND RIGHTS” means all INTELLECTUAL PROPERTY which is (a) owned or licensable by a party prior to the EFFECTIVE DATE; or (b) owned or licensable by such party during the term of this AGREEMENT, but excluding INTELLECTUAL PROPERTY which is conceived or first reduced to practice after the EFFECTIVE DATE in the performance of work related to this AGREEMENT or using the CONFIDENTIAL INFORMATION or CONFIDENTIAL SAMPLES of the other party supplied hereunder.

(C)	“CONFIDENTIAL INFORMATION” is defined in Article 5.2.

(D)	“CONFIDENTIAL SAMPLES” is defined in Article 5.3.

(E)	“COORDINATION CAGES” means self-assembled organic or organometallic precursors relying solely on non-covalent interactions.

(F)

“INTELLECTUAL PROPERTY” means any and all information including, but not limited to, any ideas, creations, works, trade secrets, designs, modifications, improvements, technology, inventions, and know-how in any form relating to any material, material application, product, product application, or use, equipment or process, (whether or not (i) patented or patentable, (ii) copyrighted or copyrightable, (iii) CONFIDENTIAL INFORMATION, (iv) protectable as a trade secret, (v) computer code or software, or (vi) otherwise subject to ownership) along with any intellectual property such as patent applications, patents and copyrights directed to such information.

(G)

“MATERIAL FOR MAKING TECHNOLOGY” means any material for use in making or incorporated in any part of any TECHNOLOGY, including, but not limited to, any adhesive, coating material, polymer, resin, fiber, yarn, film, paper, fibrous sheet structure, woven or nonwoven fabric, and any ingredient or intermediate for use in making any part of any TECHNOLOGY, and for the avoidance of doubt excluding Metal Organic Frameworks and Coordination Cages.

(H)	“METAL ORGANIC FRAMEWORKS” means metal coordination polymers or porous cages that may consist of metal nodes and/or organic linkers.

(I)

“PERSON” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or any other legal entity, including a government or a political subdivision, department or agency of a government.

(J)

“PROGRAM RIGHTS” means any INTELLECTUAL PROPERTY conceived or first reduced to practice after the EFFECTIVE DATE in the performance of work arising under this AGREEMENT or using the CONFIDENTIAL INFORMATION or CONFIDENTIAL SAMPLES of the other party supplied hereunder, and for the avoidance of doubt excluding BACKGROUND RIGHTS.

(K)	“PROJECT” is defined in Article 2.2 and further described in Exhibit A.

(L)

“TECHNOLOGY” means any structure containing Metal Organic Frameworks, including, but not limited to, (i) membranes, such as selective filtration and ion conducting membranes, containing Metal Organic Frameworks, and (ii) solid-state electrolyes containing Metal Organic Frameworks.

(M)	“THIRD PARTY” means any individual or entity other than the Parties and their respective AFFILIATES.

1.2 RULES OF CONSTRUCTION. Interpretation of this AGREEMENT shall be governed by the following rules of construction:

(A)	whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms;

(B)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless otherwise expressly specified;

(C)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(D)	the word “or” indicates an alternative, but not a mutually exclusive alternative unless clearly indicated as being mutually exclusive, such as when preceded in a clause by the word “either”;

(E)	if figures are referred to in numerals and in words and if there is any conflict between the two, the words shall prevail;

(F)

unless the context otherwise requires (1) the words “herein”, “hereof” and “hereunder”, and words of similar import shall be construed to refer to this AGREEMENT in its entirety and not to any particular provision hereof, (2) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (3) any reference herein to any entity shall be construed to include such entity’s successors and permitted assigns, and (4) all references herein to Articles shall be construed to refer to Articles of this AGREEMENT; and

(G)

the Parties have each participated in the negotiation and drafting of this AGREEMENT and if an ambiguity or question of interpretation should arise, this AGREEMENT shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this AGREEMENT.

ARTICLE 2. JOINT DEVELOPMENT PROGRAM

2.1 DEVELOPMENT PROGRAM OBJECTIVE. The Parties will work together with the objective to develop commercially suitable TECHNOLOGY and processes for manufacturing such TECHNOLOGY.

2.2 PROJECTS. During the term of this AGREEMENT, DSP and ENERGYX may from time to time mutually agree upon projects (herein, each a “PROJECT”) to be conducted under this AGREEMENT for developing TECHNOLOGY and processes for manufacturing such TECHNOLOGY. For each PROJECT approved by DSP and ENERGYX, both DSP and ENERGYX will issue and sign a written project charter (each, a “PROJECT CHARTER”) defining the terms and conditions governing the PROJECT, which will be in addition to the terms and conditions of this AGREEMENT. Schedule A is a template for the PROJECT CHARTER to be used by the Parties to carry out each PROJECT pursuant to this AGREEMENT. The form and substance of the PROJECT CHARTER may be modified in writing through mutual agreement between DSP and ENERGYX as appropriate to reflect specifics of the particular PROJECT. This AGREEMENT shall control over any conflict between this AGREEMENT and any PROJECT CHARTER unless the PROJECT CHARTER expressly mentions the conflict and the PROJECT CHARTER is clear that it overrides the conflicting provision in this AGREEMENT.

2.3 PROVISION OF SERVICES. Each Party will provide the services of appropriate personnel for its respective work described in this AGREEMENT and any PROJECT CHARTER. Except as provided in this AGREEMENT and any PROJECT CHARTER, the amount and nature of each Party’s contribution of personnel services shall be within the sole discretion of each Party.

2.4 PROVISION OF FACILITIES AND MATERIALS. Each Party will provide appropriate facilities and materials for its respective work described in this AGREEMENT and any PROJECT CHARTER. Except as provided in this AGREEMENT and any PROJECT CHARTER, the amount and nature of each Party’s contribution of facilities and materials shall be within the sole discretion of each Party.

2.5 USE AND DISPOSITION OF DUPONT MATERIALS. ENERGYX shall use materials supplied by DUPONT under this AGREEMENT only to accomplish the purposes set forth in the PROJECT CHARTER. Further, upon termination of this AGREEMENT or at the request of DUPONT, any unused materials supplied by DUPONT to ENERGYX shall be returned to DUPONT (or destroyed upon the written request of DUPONT).

2.6 OTHER DEVELOPMENT. Each Party may solely, or jointly with third parties, conduct any research and/or development concerning any products, processes and/or technology, provided that neither Party will use CONFIDENTIAL INFORMATION or CONFIDENTIAL SAMPLES of the other Party in such research and/or development.

ARTICLE 3. OWNERSHIP AND RIGHTS

3.1 OWNERSHIP OF BACKGROUND RIGHTS. Each Party shall retain all its ownership and rights in its BACKGROUND RIGHTS.

3.2 OWNERSHIP OF PROGRAM RIGHTS.

(A) ENERGYX SOLELY OWNED RIGHTS. The Parties agree that ENERGYX shall solely own all PROGRAM RIGHTS directed to any (i) Metal Organic Frameworks, (ii) Coordination Cages, (iii) solid-state electrolyte containing one or more of the aforementioned items (i)-(ii), and (iv) process for making any of the aforementioned items (i)-(iii), in each case, that are conceived or first reduced to practice by employees and/or agents of one or both of the Parties.

(B) DUPONT SOLELY OWNED RIGHTS. The Parties agree that DSC shall solely own all PROGRAM RIGHTS directed to any (i) MATERIAL FOR MAKING TECHNOLOGY, (ii) process for making any MATERIAL FOR MAKING TECHNOLOGY, and (iii) structures such as membranes and batteries that do not contain Metal Organic Frameworks, in each case, that are conceived or first reduced to practice by employees and/or agents of one or both of the Parties.

(C) OWNERSHIP OF OTHER RIGHTS. For all PROGRAM RIGHTS arising under this AGREEMENT other than that controlled by Articles 3.2(A) and 3.2(B), (i) such PROGRAM RIGHTS which are solely conceived or first reduced to practice by employees and/or agents of a Party shall be solely owned by such Party, and (ii) such PROGRAM RIGHTS which are conceived or first reduced to practice by employees and/or agents of both Parties shall be jointly owned by both Parties. Subject to Article 6, each Party shall have all rights of ownership concerning such jointly owned PROGRAM RIGHTS including the unrestricted right to license that Parties’ interest in such jointly owned PROGRAM RIGHTS to third parties without notifying or accounting to the other Party.

(D) PATENT RIGHTS. Consistent with the foregoing, individual patent claims limited to PROGRAM RIGHTS which are solely owned by a Party pursuant to Articles 3.2(A), 3.2(B), and 3.2(C) shall be solely owned by such Party; and individual patent claims limited to jointly owned PROGRAM RIGHTS pursuant to this Article 3.2(C) shall be jointly owned by the Parties.

3.3 LICENSE TO ENERGYX. Subject to Articles 5 and 6, DUPONT grants to ENERGYX an irrevocable, worldwide, non-exclusive, royalty-free license, with the right to sublicense, under PROGRAM RIGHTS solely owned by DUPONT pursuant to Article 3.2(C) to import, make, offer to sell, and/or sell products.

3.4 LICENSE TO DUPONT. Subject to Articles 5 and 6, ENERGYX grants to DUPONT an irrevocable, worldwide, non-exclusive, royalty-free license, with the right to sublicense, under PROGRAM RIGHTS solely owned by ENERGYX pursuant to Article 3.2(C) to import, make, offer to sell, and/or sell products.

3.5 NO THIRD PARTY IP RIGHTS. With the prior written consent of the other Party and subject to Article 5.7, either Party under this AGREEMENT may bring into the PROJECT a Third Party to work with that Party and/or the other Party to achieve any purpose set forth in the PROJECT CHARTER. Prior to the involvement of any Third Party under this AGREEMENT, such Third Party shall agree in writing (i) to perform work only to achieve the purposes set forth in the PROJECT CHARTER, (ii) that any contribution to conception and/or development of INTELLECTUAL PROPERTY by the Third Party under this PROJECT, either solely or jointly with both or either Party to this AGREEMENT, shall be attributed to the Party that brought the Third Party into the PROJECT and then subject to Article 3.2 of this AGREEMENT, and (iii) to assign as necessary any conceived and/or developed INTELLECTUAL PROPERTY by the Third Party under this PROJECT in accordance with Article 3.2 of this AGREEMENT.

3.6 NO IMPLIED RIGHTS. Except as specifically set forth herein, no license or right is granted by implication or otherwise with respect to any INTELLECTUAL PROPERTY and no right is granted by this AGREEMENT to use any trademark, trade name or other proprietary right of either Party or its AFFILIATES.

ARTICLE 4. PATENT FILING, PROSECUTION AND MAINTENANCE

4.1 PATENTING OF JOINTLY OWNED INVENTIONS. In the event an invention is jointly owned pursuant to Article 3.2, the Parties shall determine whether and where to file patent application(s) thereon. The Parties shall also determine which Party is in the best position to have primary responsibility for the preparation, filing, and prosecution of patent application(s), and maintenance of patent(s), on such invention. The Party having primary responsibility may do some or all of the work specified in this Article in-house or hire one or more outside law firms to do or arrange the work specified herein. The Party having primary responsibility shall duly consider, or direct its outside counsel to consider, the input of the other Party with respect to scope and content of the original filing(s). The Party having primary responsibility may directly pay annuities and maintenance fees to patent offices, or pay such fees through one or more law firm or one or more annuity payment entity. To facilitate and reduce the cost of prosecution, the Party having primary responsibility shall have the right, within its sole discretion, to reply directly to communications from patent offices including the right to amend the applications including the claims and shall have the right, within its sole discretion, to direct the firm(s) how to reply to communications from patent offices including the right to amend the applications including the claims. ENERGYX and DUPONT will each pay half of the outside costs (e.g., from the patent offices, law firms, and any annuity payment entity), but not inside costs, associated with the acquisitions and maintenance of patents directed to jointly owned inventions. Either Party may elect not to share in the costs of any application or patent based upon such jointly owned invention at any time in any country and then ownership of such patent application or patent is hereby assigned to the Party funding same. A Party acquiring sole ownership under this Article 4.1 shall thereafter bear all costs relating to such patent application or patent. If a patent application or patent is assigned under this paragraph, the assignee can abandon such patent application or patent without notice or obligation of assignment to the other Party.

4.2 INFRINGEMENT PROCEDURE. Each Party will promptly notify the other Party, in writing, if it believes a THIRD PARTY is infringing any of the jointly owned INTELLECTUAL PROPERTY (“Infringement Notice”). The Parties shall thereafter meet in good faith within thirty (30) days after the date the other Party received the Infringement Notice to decide on the Parties’ response to the Infringement Notice. If the Parties elect to jointly institute a suit, the Parties must (i) prosecute the suit in both their names, (ii) bear all reasonable out-of-pocket costs equally, (iii) share any recovery or settlement equally, and (iv) agree how they will exercise control over the suit. If one Party elects not to jointly file suit, and unless agreed otherwise in writing by the Parties, such Party forfeits its right to institute a suit and the other Party may, in its sole discretion, institute a suit on its own. If a Party possesses the right to institute a suit pursuant to this Article 4.2 and such Party elects to solely institute a suit, such Party may name the other Party as a party for standing purposes upon written notification to such other Party. The Party instituting the suit must diligently pursue the suit and such Party will bear the entire cost of the litigation, including reasonable expenses and counsel fees incurred by the other Party, if and only if the Party instituting the suit names the other Party as a party for standing purposes. The Party instituting the suit shall have the right, in its sole discretion, to conduct the prosecution of, and to settle, the infringement suit (including, but not limited to selecting counsel); provided, however, that such Party instituting the suit (a) keeps the other Party reasonably apprised of the material developments in the suit, and (b) does not enter into a settlement, with respect to such suit, without the other Party’s prior written consent if such settlement can be expected to result in any liability to, or affect the rights of, such other Party. The Party instituting the suit is entitled to the entire recovery or settlement.

4.3 COOPERATION. The Parties agree to cooperate and execute legal documents deemed necessary by the owning or responsible Party to file, prosecute, maintain, enforce and record ownership of patents pursuant to Articles 3 and 4, and to provide reasonable assistance (other than financial unless specified otherwise herein) to the other Party in obtaining and maintaining such patents. Subject to Articles

3.2(A) and 3.2(B), (a) DUPONT hereby irrevocably assigns, conveys and transfers to ENERGYX all right, title and interest in and to any and all ENERGYX solely owned Program Rights under Article 3.2(A) that employees and/or agents of DUPONT conceive or first reduce to practice, whether directly or indirectly or solely or jointly with others, in the performance of its work under this Agreement, and (b) ENERGYX hereby irrevocably assigns, conveys and transfers to DSC all right, title and interest in and to any and all DUPONT solely owned Program Rights under Article 3.2(B) that employees and/or agents of ENERGYX conceive or first reduce to practice, whether directly or indirectly or solely or jointly with others, in the performance of its work under this Agreement.

ARTICLE 5. CONFIDENTIALITY

5.1 PRIOR CONFIDENTIALITY AGREEMENTS. Any agreement governing confidentiality of information, samples, and/or materials which became effective prior to the EFFECTIVE DATE between ENERGYX and DUPONT (or any of its AFFILIATES) shall not apply to disclosures of information, samples, and materials related to this AGREEMENT where such disclosures are made on or after the EFFECTIVE DATE of this AGREEMENT. Instead, the provisions of this Article 5 shall apply to such information, samples, and materials disclosed hereunder.

5.2 CONFIDENTIAL INFORMATION. “CONFIDENTIAL INFORMATION” means all business and technical information relating to this AGREEMENT that is disclosed on or after the EFFECTIVE DATE of this AGREEMENT, by or on behalf of one party or its AFFILIATES (“DISCLOSER”) to another party or its AFFILIATES (“RECEIVER”) (i) in writing, or in other tangible form, and designated confidential in writing at the time of disclosure, or (ii) orally or visually, identified as confidential at the time of disclosure and then summarized and confirmed in writing as confidential within thirty (30) days of such disclosure, except any information which:

(A)	at the time of disclosure is or thereafter becomes publicly known through no fault of the RECEIVER;

(B)	is lawfully received by the RECEIVER from a THIRD PARTY that has no obligation of confidentiality to the DISCLOSER or an AFFILIATE of the DISCLOSER regarding such information;

(C)	is already known by the RECEIVER before receipt hereunder, as shown by its prior written records; or

(D)	is independently developed by or for the RECEIVER or its AFFILIATES without use or benefit of the other party’s information.

CONFIDENTIAL INFORMATION disclosed hereunder shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge in the public domain or in the RECEIVER’s possession. In addition, no combination of features shall be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the RECEIVER’s possession, unless the combination itself and its principal of operations are in the public domain or in the RECEIVER’s possession.

5.3 CONFIDENTIAL SAMPLES. Samples and materials are “CONFIDENTIAL SAMPLES” if they are provided during this AGREEMENT, by or on behalf of the DISCLOSER to the RECEIVER and identified, in writing, as confidential at the time of delivery. CONFIDENTIAL SAMPLES include the sample materials, equipment, and/or software, and any products derived therefrom.

5.4 NONDISCLOSURE AND NONUSE OBLIGATIONS. Beginning on the EFFECTIVE DATE and continuing for three (3) years after expiration or termination of this AGREEMENT, Receiver shall receive and hold CONFIDENTIAL INFORMATION and CONFIDENTIAL SAMPLES in confidence, and protect and safeguard CONFIDENTIAL INFORMATION and CONFIDENTIAL SAMPLES against unauthorized use or disclosure using at least the same degree of care as Receiver accords to its own confidential information and samples of like importance, but in no case less than reasonable care. Without limiting the generality of the foregoing, Receiver further promises and agrees not to:

(a)	disclose the CONFIDENTIAL INFORMATION and CONFIDENTIAL SAMPLES to any THIRD PARTY except as set forth in Articles 5.7 and 5.11;

(b)

use the CONFIDENTIAL INFORMATION and CONFIDENTIAL SAMPLES in any manner whatsoever, except (i) evaluate whether to conduct a PROJECT, (ii) to achieve the PROJECT CHARTER, or (iii) as set forth in Article 5.11;

(c)	reproduce or copy CONFIDENTIAL INFORMATION except to the extent necessary to achieve each PROJECT CHARTER;

(d)	chemically analyze, disassemble or reverse engineer the CONFIDENTIAL SAMPLES, nor cause or permit others to do so;

(e)

provide access to Discloser’s CONFIDENTIAL INFORMATION and CONFIDENTIAL SAMPLES except to those employees and contractors within Receiver’s organization who require access in order to (i) evaluate whether to conduct a PROJECT, and (ii) achieve each PROJECT CHARTER, and who are subject to confidentiality obligations no less restrictive than those contained in this Agreement.

Notwithstanding the foregoing, if Receiver is required by law or governmental order to disclose CONFIDENTIAL INFORMATION, it shall give Discloser prompt written notice of such requirement, if practicable, prior to such disclosure and reasonably cooperate with Discloser in seeking protection for such CONFIDENTIAL INFORMATION.

Notwithstanding the foregoing, it is understood that all samples and materials supplied by a Party for use under this AGREEMENT are “CONFIDENTIAL SAMPLES” of such Party even if the samples and materials are commercially available to the public.

5.5 LIMITED USE OF CONFIDENTIAL SAMPLES. Receiver may evaluate CONFIDENTIAL SAMPLES to achieve each PROJECT CHARTER and shall promptly disclose the results of all tests and experiments on the CONFIDENTIAL SAMPLES and products derived therefrom to Discloser, who shall treat such results as CONFIDENTIAL INFORMATION, subject to the exceptions (a)-(d) in Article 5.2. Access to CONFIDENTIAL SAMPLES shall be limited to personnel trained and familiar with using similar materials, who shall use appropriate personal protective equipment and procedures for safe handling. Each Receiver of CONFIDENTIAL SAMPLES shall use them in compliance with all applicable laws and regulations, including (without limitation) those governing transport of materials and protection of the environment.

5.6 AFFILIATES. Each Party may involve any one or more of its AFFILIATES in the discussions and disclosures under this AGREEMENT which have agreed to be bound by this AGREEMENT. Each Party and its involved AFFILIATES may disclose to each other, and to any other Party to this AGREEMENT and to its involved AFFILIATES, CONFIDENTIAL INFORMATION and CONFIDENTIAL SAMPLES which the DISCLOSER owns, otherwise has a right to disclose, or has received hereunder. Each Party accepts responsibility that its AFFILIATES will abide by this AGREEMENT.

5.7 THIRD PARTIES. With the prior written consent of the DISCLOSER, each Party may disclose, or provide access to, CONFIDENTIAL INFORMATION or CONFIDENTIAL SAMPLES of the DISCLOSER to any contractor, consultant or agent of the RECEIVER who is subject to written confidentiality obligations no less stringent than those contained herein and who is obligated to use the CONFIDENTIAL INFORMATION or CONFIDENTIAL SAMPLES solely for supplying or testing samples of materials or products being developed under this AGREEMENT. The RECEIVER will be responsible to the DISCLOSER for any disclosure of CONFIDENTIAL INFORMATION or CONFIDENTIAL SAMPLES and any breach of the terms and conditions of this AGREEMENT by any contractor, consultant or agent receiving the DISCLOSER’s CONFIDENTIAL INFORMATION or CONFIDENTIAL SAMPLES from the RECEIVER.

5.8 RETURN OR DESTROY CONFIDENTIAL INFORMATION AND CONFIDENTIAL SAMPLES. Upon written request of the DISCLOSER before thirty (30) days after the expiration or termination of this AGREEMENT, the RECEIVER shall return or, at the option of the DISCLOSER, destroy all written, tangible and electronic forms of the CONFIDENTIAL INFORMATION and CONFIDENTIAL SAMPLES it has received from the DISCLOSER. However, the RECEIVER may retain one copy of such CONFIDENTIAL INFORMATION for the sole purpose of monitoring its obligations under this AGREEMENT. Upon written request of the DISCLOSER, the RECEIVER shall dispose of products derived from CONFIDENTIAL SAMPLES of the DISCLOSER.

5.9 NO WARRANTY. In disclosing CONFIDENTIAL SAMPLES, the DISCLOSER makes no warranty as to the commercial availability of the materials, equipment and/or software and maintains the right to commercialize them for any use. Further, neither Party makes any representation or warranty concerning the accuracy or completeness of any information disclosed hereunder.

5.10 CONFIDENTIALITY OF AGREEMENT. This existence and terms of this AGREEMENT, and the fact that discussions and development work covered by this AGREEMENT have taken place or will take place, shall be considered CONFIDENTIAL INFORMATION of both Parties and will not be disclosed to third parties without the express written permission of each Party. A Party may make a public announcement concerning this AGREEMENT and/or the subject matter contained herein, provided that it obtains the prior written consent of the other Party, which consent shall not be unreasonably withheld.

5.11 SUPPLY OF INFORMATION, SAMPLES, AND MATERIALS TO CUSTOMERS. With the prior written consent of the other Party, either Party may supply any CONFIDENTIAL INFORMATION and/or CONFIDENTIAL SAMPLES to customers or potential customers under confidentiality and/or evaluation agreements that require the potential customers to keep the CONFIDENTIAL INFORMATION and/or CONFIDENTIAL SAMPLES confidential and require customers to use such CONFIDENTIAL INFORMATION and/or CONFIDENTIAL SAMPLES only for evaluation under terms no less stringent than those contained in this Agreement, provided neither Party shall supply potential customers any CONFIDENTIAL INFORMATION of the other Party on how to make any product, composite, or material developed under this AGREEMENT or any component or part thereof.

ARTICLE 6. BUSINESS RELATIONSHIP

6.1 GOOD FAITH NEGOTIATIONS. When the Parties jointly agree that a TECHNOLOGY developed under this AGREEMENT is suitable for commercialization, then the Parties will promptly enter into good faith negotiations for an agreement to commercialize the product subject to Articles 6.2 and 6.3. Each Party acknowledges that it is possible that a TECHNOLOGY developed under this joint development program that may be suitable for commercial exploitation may still not be further developed or commercialized by the Parties. The Parties may in good faith reevaluate from time to time their position on whether to commercialize the developed TECHNOLOGY during the course of this AGREEMENT depending on market opportunities.

6.2 ENERGYX COMMITMENT. For four (4) years after (i) the last day of the term of this AGREEMENT or (ii) the date that any TECHNOLOGY developed (i.e., conceived or first reduced to practice) under this AGREEMENT is sold to any Third Party, whichever date occurs first, unless extended or otherwise modified in a subsequent agreement or amendment signed by the Parties, EnergyX shall, and EnergyX shall cause its AFFILIATES, to not license any of its interest in the PROGRAM RIGHTS controlled by Article 3.2(C) to any Third Party without the written permission of DUPONT and to exclusively work with DUPONT to import, make, have made, offer for sale, and/or sell TECHNOLOGY developed under this AGREEMENT that utilizes PROGRAM RIGHTS controlled by Article 3.2(C) unless otherwise agreed upon in writing by DUPONT.

6.3 DUPONT COMMITMENT. For four (4) years after (i) the last day of the term of this AGREEMENT or (ii) the date that any TECHNOLOGY developed (i.e., conceived or first reduced to practice) under this AGREEMENT is sold to any Third Party, whichever date occurs first, unless extended or otherwise modified in a subsequent agreement or amendment signed by the Parties, DUPONT shall, and DUPONT shall cause its AFFILIATES, to not license any of its interest in the PROGRAM RIGHTS controlled by Article 3.2(C) to any Third Party without the written permission of EnergyX and to exclusively work with EnergyX to import, make, have made, offer for sale, and/or sell TECHNOLOGY developed under this AGREEMENT that utilizes PROGRAM RIGHTS controlled by Article 3.2(C) unless otherwise agreed upon in writing by EnergyX.

ARTICLE 7. COSTS

7.1 ALL COSTS. Each Party shall bear its own costs incurred in the development under this AGREEMENT unless agreed otherwise in the PROJECT CHARTER or otherwise in writing dated subsequent to the EFFECTIVE DATE with respect to specific program expenses.

ARTICLE 8. WARRANTIES AND DISCLAIMERS

8.1 WARRANTY OF RIGHTS. Each Party warrants that it has the right to make disclosures hereunder and to grant to the other Party the licenses granted herein. No warranty is given by either Party as to the performance of any information.

8.2 VALIDITY OF PATENTS; PROSECUTION OF INFRINGEMENT. Nothing contained in this AGREEMENT shall be construed as: (A) a warranty or representation by either of the Parties as to the validity or scope of any patent; or (B) an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement.

8.3 INFRINGEMENT OF PATENT RIGHTS HELD BY OTHERS. Nothing in this AGREEMENT shall be construed as a warranty or representation by either Party that its INTELLECTUAL PROPERTY will be free from infringement of any patent or similar right of any THIRD PARTY. Neither Party hereto shall be required to protect, indemnify or save harmless the other Party against, or be liable to the other party for, any liabilities, losses, expenses, or damages which may be suffered or incurred by the other Party as a result of such infringement or allegation thereof by any THIRD PARTY.

8.4 PRODUCT LIABILITY. Neither Party shall, by reason of being a Party to this AGREEMENT, bear any responsibility or liability with respect to any claims or suits against the other Party by third persons, nor shall either Party be under any obligation, by reason of being a party to this AGREEMENT, to protect, indemnify or save harmless the other Party for any liabilities, losses, expenses or damages incurred or suffered by the other Party resulting from, or caused by, any defect or alleged defect of any products or services in which INTELLECTUAL PROPERTY of such party has been used or applied.

8.5 LIABILITY TO OR FOR EMPLOYEES. Neither Party shall be responsible for death, damage, injury or loss suffered or incurred during visits to its facilities and other premises by any engineer, technician or other personnel in the employ of the other Party dispatched pursuant to this AGREEMENT, except for death, damage, injury or loss resulting from the willful or grossly negligent act or omission of such Party, its agent or employees. Further neither Party shall be responsible for any costs, expenses or damages suffered or incurred by the other Party or any claim, judgment, or award against such other Party, or defense thereof, arising out of any actions, assistance or services of its employees hereunder, unless resulting from willful or grossly negligent act.

8.6 CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, OR ANY SIMILAR DAMAGES IN CONNECTION WITH ANY CLAIM THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE PARTIES CONDUCT HEREUNDER WHETHER OR NOT CAUSED BY OR RESULTING FROM THE NEGLIGENCE OF SUCH PARTY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH AS BUT NOT LIMITED TO, FOR LOSS OF ANTICIPATED USE, PROFITS, OR OPERATING DOWNTIME.

ARTICLE 9. TERM AND TERMINATION

9.1 TERM. Unless extended by mutual written agreement signed by the Parties or terminated earlier as hereinafter provided, the term of this AGREEMENT shall extend three (3) years starting on the EFFECTIVE DATE and terminate immediately thereafter.

9.2 TERMINATION AS A RESULT OF MATERIAL BREACH. Notwithstanding any other statement in this AGREEMENT to the contrary, in the event of material breach or default as to any obligation of this AGREEMENT, the non-breaching party may terminate this AGREEMENT upon giving written notice of termination, such termination being immediately effective upon the giving of such notice. However, if such breach is corrected within a thirty (30) day period following notice, and there are no unreimbursed damages resulting from the breach, the AGREEMENT shall continue in force.

9.3 TERMINATION. Either Party may terminate this AGREEMENT (i) at any time and for any reason upon thirty (30) days advanced written notice to the other Party of termination or (ii) immediately without any prior notice in the following events:

(A) the other Party enters into proceedings in bankruptcy or insolvency, or

(B) the other Party shall make an assignment for benefit of creditors, or

(C) a petition shall be filed against the other Party under a bankruptcy law, a corporate reorganization law, or any other law for relief of debtors (or similar law in purpose or effect), or

(D) the other Party enters into liquidation or dissolution proceedings.

9.4 SURVIVAL OF RIGHTS AND OBLIGATIONS. Termination or expiration of this AGREEMENT shall not relieve or release either Party from any rights, liabilities, or obligations, which it has accrued prior to the date of such termination or expiration. Articles 2.5, 2.6, 3.1—3.6, 4.1-4.3, 5.1—5.11 (e.g., confidentiality and restricted use obligations), 6.1—6.2, 8.1—8.6, 9.4, 10.1, 10.2, 10.4 and 10.8 of this AGREEMENT shall survive its termination or expiration. In addition, notwithstanding termination or expiration of this AGREEMENT, all provisions of this AGREEMENT, to the extent necessary to interpret the rights and obligations of the Parties prior to such termination or expiration, and/or enforce same, shall survive termination or expiration.

ARTICLE 10. OTHER PROVISIONS

10.1 GOVERNING LAW AND JURISDICTION. This AGREEMENT and all issues arising hereunder shall be governed by, construed under, and enforced in accordance with the laws of the State of Delaware, U.S.A. All disputes arising out of or in connection with this Agreement, that the Parties are unable to settle amicably, shall be brought before a court in the State of Delaware, U.S.A., of appropriate jurisdiction.

10.2 SUCCESSORS AND ASSIGNS. Neither Party hereto may assign or otherwise transfer this AGREEMENT or any of its Party’s rights or duties hereunder, or delegate its performance hereunder, without the prior written consent of the other Party; provided, however, either Party may freely assign this Agreement, in whole or in part, upon written notice to the other Party, to: (i) any Affiliate; and/or (ii) any purchaser of all or substantially all of the assets or business to which this Agreements pertains; and/or (iii) any successor entity that results from reincorporation, merger, consolidation, sale, or other similar transaction or reorganization of any kind of such Party or its Affiliate with or into such purchaser or successor entity, provided that such entities agree in writing to be bound to this Agreement. Upon any such assignment or transfer of this Agreement, the rights and obligations under this Agreement shall be binding upon and inure to the benefit of said transferee, successor in interest, or other assignee.

10.3 MANNER OF EXECUTION OF THE AGREEMENT. Any combination of counterparts of this AGREEMENT or any amendment thereof executed by the Parties, when taken together, shall constitute one and the same instrument, and such counterparts and any copy thereof shall be valid and enforceable against the Parties. The Parties may sign the AGREEMENT, or any amendment thereof, and a copy thereof delivered by facsimile or email shall be valid and enforceable against the executing party.

10.4 NOTICES. Unless otherwise specified herein, all notices, requests, demands or other communications to or from the Parties hereto shall be deemed to have been duly given and made (i) on receipt when sent by United States mail, certified, return receipt requested, (ii) on receipt if sent by facsimile or email with receipt confirmed by the appropriate answer back, or (iii) on receipt if sent by professional overnight courier or messenger service with receipt confirmed by the courier. Any such notice, request, demand or communication shall be delivered or addressed as follows:

(a) if to ENERGYX:	Energy Exploration Technologies, Inc. 1624 Headway Circle,
Suite 100,
Austin, Texas 78754
Attn.: Teague Egan, Chief Executive Officer
Email: (**)

(b) if to DUPONT:	DuPont Specialty Products USA, LLC
DuPont Water & Protection
Experimental Station, Building E356
Wilmington, DE 19803
Attn.: Curt Collar
Email: (**)

or to such other address as either Party may from time to time designate by written notice.

10.5 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to either Party, upon any breach or default of the other Party under this AGREEMENT, shall impair any such right, power or remedy of the non-breaching and non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either Party of any breach or default under this AGREEMENT, or any waiver on the part of either Party of any provisions or conditions of this AGREEMENT, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this AGREEMENT or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

10.6 SEVERABILITY. In the event that any provision of this AGREEMENT becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this AGREEMENT shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially and adversely changes the economic benefit of this AGREEMENT to any party, unless such party provides its written consent to such severability.

10.7 HEADINGS. The headings preceding the text of this AGREEMENT are inserted solely for convenience of reference and shall not constitute a part of this AGREEMENT or affect its meaning, construction or effect.

10.8 SUBJECT TO LAWS AND REGULATIONS. Notwithstanding any other provision to the contrary in this AGREEMENT or any amendment thereof, the use and disclosure of all technology acquired pursuant to this AGREEMENT, the exercise of any right granted by this AGREEMENT, and the sale of product produced using such technology and/or exercising such rights, shall be subject to all pertinent laws and regulations of the United States of America including, but not limited to, any restrictions that may be applicable to direct or indirect re-exportation of such information or of equipment, products or services directly produced or provided by use of such information.

10.9 RELATIONSHIP OF PARTIES. The relationship between ENERGYX and DUPONT established by this AGREEMENT is that of independent contractors and nothing contained herein shall be construed to (a) give either Party the power to direct or control the day-to-day activities of the other, (b) constitute the Parties as the legal representative or agent of the other Party or as partners or joint ventures, or (c) allow either Party to bind the other Party or to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purposes whatsoever, except as expressly set forth in the AGREEMENT.

10.10 ENTIRE AGREEMENT; AMENDMENT. This AGREEMENT and its exhibits constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and supersede all prior discussions and agreements. Neither this AGREEMENT nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument of subsequent date signed by ENERGYX and DUPONT against whom enforcement of such amendment, waiver, discharge or termination is sought.

IN WITNESS WHEREOF, the Parties have executed this AGREEMENT by their duly authorized representatives.

ENERGY EXPLORATION TECHNOLOGIES, INC.

By:	/s/ Teague Egan
Name:	Teague Egan
Title:	Chief Executive Officer
Date:	March 14, 2022

DUPONT SPECIALTY PRODUCTS USA, LLC

By:	/s/ Stephane Bazzana
Name:	Stephane Bazzana
Title:	Global Technology Director
Date:	3/24/22 / 9:37 AM EDT

DUPONT SAFETY & CONSTRUCTION, INC.

By:	/s/ Stephane Bazzana
Name:	Stephane Bazzana
Title:	officer of Dupont Safety & Construction, Inc. Assistant Treasurer & Global Technology Director
Date:	3/24/22 / 9:37 AM EDT

Schedule A – PROJECT CHARTER [FORM]

PROJECT CHARTER REFERENCE: _______

1.

This Project Charter is governed by the Joint Development Agreement effective _______________________, between ENERGYX and DSP. Capitalized terms and words used herein are as defined in the AGREEMENT unless expressly defined otherwise herein.

2.	ENERGYX project leader name and contact information:

3.	DSP project leader name and contact information:

4.	PROJECT name:

5.	Problem Statement:

6.	Business Objective:

7.	Description of product or application to be developed:

8.	PROJECT scope [describe scope and boundaries]:

9.	PROJECT tasks/deliverables:

Tasks/Deliverables	Completion Date	Responsible Individual/Party
1)
2)
3)
4)
5)
6)

10.	Allocation of Costs: Article 7 of the AGREEMENT controls unless otherwise specified herein.

11.

PROJECT effective date and term: The effective date (herein “PROJECT EFFECTIVE DATE”) of the PROJECT described herein shall be the date the last party executes this PROJECT CHARTER below. The term of this PROJECT shall extend for ____________ (__) month(s) starting on the PROJECT EFFECTIVE DATE unless extended by mutual agreement in writing by the Parties, but no later than immediately after the term of the AGREEMENT.

12.	All other terms and conditions of the AGREEMENT shall remain in full force and effect with respect to this PROJECT unless otherwise expressly set forth below:

DUPONT SPECIALTY PRODUCTS USA, LLC	ENERGYX

By: __________________________________	By: __________________________________
Name: _______________________________	Name: _______________________________
Title: ________________________________	Title: ________________________________
Date: ________________________________	Date: _______________________________